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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13
                AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      ADVANCED COMMUNICATION SYSTEMS, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                 000-22737                           54-1421222
     (STATE OR OTHER JURISDICTION OF                (COMMISSION FILE NUMBER)              (I.R.S. EMPLOYER
             INCORPORATION)                                                             IDENTIFICATION NUMBER)

                                10089 LEE HIGHWAY
                             FAIRFAX, VIRGINIA 22030
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                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                 (703) 934-8130
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             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE

  ----------------------------------------------------------------------------
               (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                       N/A

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              (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH
                  A DUTY TO FILE REPORTS UNDER SECTION 13(a) OR
                                 15(d) REMAINS)

                PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE
            APPROPRIATE RULE PROVISION(s) RELIED UPON TO TERMINATE OR
                        SUSPEND THE DUTY TO FILE REPORTS:


              RULE 12g-4(a)(1)(i)      [X]      RULE 12h-3(b)(1)(i)      [ ]
              RULE 12g-4(a)(1)(ii)     [ ]      RULE 12h-3(b)(1)(ii)     [ ]
              RULE 12g-4(a)(2)(i)      [ ]      RULE 12h-3(b)(2)(1)      [ ]
              RULE 12g-4(a)(2)(ii)     [ ]      RULE 12h-3(b)(2)(ii)     [ ]
                                                RULE 15d-6               [ ]

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:1


                                       1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Advanced Communication Systems, Inc. has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                        ADVANCED COMMUNICATION SYSTEMS, INC.

Date: February 28, 2000                 By:  /s/ George A. Robinson
                                          -----------------------------
                                        Name:  George A. Robinson
                                        Title:  Chief Executive Officer



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